Contact:

Richard K. Davis

Vice President & General Counsel

Datatec Systems, Inc.

richarddavis@datatec.com

Datatec Systems Announces the Sale of Millennium Care

and the Partial Repayment of its $4.9 Million Subordinated Convertible Notes

FAIRFIELD, N.J. - June 1, 2004, Datatec Systems, Inc. (DATC.PK), an IT services firm focused exclusively on large scale, complex information technology deployment and post-implementation customer care solutions, today announced that in connection with the streamlining of its operations and renewed focus on its core business it has sold its Canadian call center subsidiary, Millennium Care, Inc.

The Company also announced that the proceeds from the sale of Millennium were used to repay $800,000 principal amount of its outstanding $4.9 million Subordinated Secured Convertible Notes. In connection with the repayment, the holders of the Notes have agreed to waive interest and default penalties associated with the amount that the Company repaid.

About Datatec Systems, Inc.

Fairfield, N.J.-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies for enterprise customers. Datatec's deployment services utilize a software-enabled implementation model to configure, integrate, roll out and support new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information, visit www.datatec.com

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange Commission.

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